As filed with the Securities and Exchange Commission on May 10, 2016
Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FORWARD AIR CORPORATION
(Exact name of registrant as specified in its charter)

Tennessee	62-1120025
(State of Incorporation)	(I.R.S. Employer Identification No.)

430 Airport Road Greeneville, Tennessee	37745
(Address of principal executive offices)	(Zip Code)

FORWARD AIR CORPORATION 2016 OMNIBUS INCENTIVE COMPENSATION PLAN
(Full title of plan)

FORWARD AIR CORPORATION AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR STOCK PLAN
(Full title of plan)

Michael L. Hance Senior Vice President, Chief Legal Officer and Secretary 430 Airport Road Greeneville, Tennessee 37745 (423) 636-7000	Copy to: Jason C. Harmon DLA Piper US LLP 6225 Smith Avenue Baltimore, Maryland 21209-3600 (410) 580-3000
(Name, address and telephone number of agent for service)

This registration statement shall hereafter become effective in accordance with Rule 462 promulgated under the Securities Act of 1933, as amended.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “accelerated filer”, “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a small reporting company)
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
2016 Omnibus Incentive Compensation Plan Common Stock,$.01 par value per share	2,000,000 (1)	$43.35	$86,700,000	$8,730.69
Amended and Restated Non-Employee Director Stock Plan Common Stock, $.01 par value per share	160,000 (1)	$43.35	$6,936,000	$698.46

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)
The offering price is estimated solely for the purpose of determining the amount of the registration fee in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933, as amended, and is based on the average of the high and low prices per share of the Common Stock as reported on The Nasdaq Global Market on May 6, 2016.

EXPLANATORY NOTE
This Registration Statement on Form S-8 (the “Registration Statement”) is filed by Forward Air Corporation (the “Registrant”), relating to up to 2,000,000 shares of its common stock, par value $0.01 per share (“Common Stock”), under the Forward Air Corporation 2016 Omnibus Incentive Compensation Plan. On May 10, 2016, the Registrant’s shareholders approved the Forward Air Corporation 2016 Omnibus Incentive Compensation Plan.

This Registration Statement also relates to 160,000 shares of Common Stock issuable pursuant to the Forward Air Corporation Amended and Restated Non-Employee Director Stock Plan. The Registrant previously filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (File No. 333-134294, filed May 19, 2006) (the “Plan Registration Statement”) with respect to the Forward Air Corporation 2006 Non-Employee Director Stock Plan (the “NED Plan”).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1.    Plan Information.

Not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8.

Item 2.    Registrant Information and Employee Plan Annual Information.

Not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

The following documents, which have been filed by the Registrant with the Commission are incorporated herein by reference:

(a)    The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

(b)    All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), since the end of the fiscal year covered by the document referred to in (a) above; and

(c)    The description of the Registrant’s Common Stock contained in the Registrant's Registration Statements on Form 8-A/A and Form 8-A filed with the Commission on October 5, 1993 and May 28, 1999, respectively, pursuant to Section 12(g) of the Exchange Act, including all amendments and reports filed for the purpose of updating such description prior to the termination of the offering of the Common Stock offered hereby.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Item 4.    Description of Securities

Not applicable.

Item 5.    Interests of Named Experts and Counsel

The validity of the shares of the Registrant’s Common Stock being offered hereby was passed on for the Registrant by Michael L. Hance, Senior Vice President, Chief Legal Officer and Secretary of the Registrant. As of May 6, 2016, Mr. Hance owned an aggregate of 55,743 shares of the Registrant’s Common Stock, which includes 4,436 non-vested restricted shares of the Registrant’s Common Stock and options to purchase an aggregate of 38,697 shares of the Registrant’s Common Stock.

Item 6.     Indemnification of Directors and Officers

The Tennessee Business Corporation Act (“TBCA”) provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (a) such person acted in good faith; (b) in the case of conduct in an official capacity with the corporation, he reasonably believed such conduct was in the corporation’s best interests; (c) in all other cases, he reasonably believed that his conduct was at least not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, whether or not while acting in an official capacity, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, unless limited by its charter, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA provides that a court of competent jurisdiction, unless the corporation’s charter provides otherwise, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (a) such officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him; or (c) such officer or director breached his duty of care to the corporation.

The Registrant’s Charter and Bylaws provide that the Registrant shall indemnify its directors and officers to the full extent permitted by applicable law. The Registrant’s Bylaws further provide that the Registrant shall advance expenses to each director and officer of the Registrant to the full extent allowed by the laws of the state of Tennessee, both as now in effect and as hereafter adopted. Under the Registrant’s Charter and Bylaws, such indemnification and advancement of expenses provisions are not exclusive of any other right that a director or officer may have or acquire both as to action in his or her official capacity and as to action in another capacity.

The Registrant believes that its Charter and Bylaw provisions are necessary to attract and retain qualified persons as directors and officers.

The Registrant has in effect a directors’ and officers’ liability insurance policy which provides coverage for its directors and officers. Under this policy, the insurer agrees to pay, subject to certain exclusions and the limitations of liability of the insurance policy, for any claim made against a director or officer of the Registrant for a wrongful act by such director or officer, but only if and to the extent such director or officer becomes legally obligated to pay such claim.

Item 7.    Exemption from Registration Claimed

Not applicable.

Item 8.    Exhibits

See Exhibit Index.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that

paragraphs (l)(i) and (l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greeneville, State of Tennessee, on the 10th day of May, 2016.

FORWARD AIR CORPORATION

By: /s/ Bruce A. Campbell
Bruce A. Campbell
Chairman, President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Bruce A. Campbell and Rodney L. Bell his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature                Title                        Date

/s/ Bruce A. Campbell Bruce A. Campbell	Chairman, President and Chief Executive Officer (Principal Executive Officer)	May 10, 2016
/s/ Rodney L. Bell Rodney L. Bell	Chief Financial Officer, Senior Vice President and Treasurer (Principal Financial Officer)	May 10, 2016
/s/ C. Robert Campbell C. Robert Campbell	Director	May 10, 2016
/s/ Larry D. Leinweber Larry D. Leinweber	Director	May 10, 2016
/s/ C. John Langley, Jr. C. John Langley, Jr.	Director	May 10, 2016
/s/ Tracy A. Leinbach Tracy A. Leinbach	Director	May 10, 2016
/s/ G. Michael Lynch G. Michael Lynch	Director	May 10, 2016
/s/ Ronald W. Allen Ronald W. Allen	Director	May 10, 2016
/s/ Douglas M. Madden Douglas M. Madden	Director	May 10, 2016
/s/ R. Craig Carlock R. Craig Carlock	Director	May 10, 2016

Exhibit Index

Exhibit
Number	Description

4.1
Restated Charter of the Registrant (incorporated herein by reference to Exhibit 3 to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 28, 1999 (File No. 0-22490))

4.2
Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 6, 2009 (File No. 0-22490))

4.3
Forward Air Corporation 2016 Omnibus Incentive Compensation Plan (filed as Appendix A of the registrant’s Definitive Proxy Statement on Schedule 14A, filed March 31, 2016, and incorporated herein by reference)

4.4
Forward Air Corporation Amended and Restated Non-Employee Director Stock Plan filed as Appendix B of the registrant’s Definitive Proxy Statement on Schedule 14A, filed March 31, 2016, and incorporated herein by reference)

5.1	Opinion of Michael L. Hance, Senior Vice President, Chief Legal Officer and Secretary

23.1	Consent of Michael L. Hance, Senior Vice President, Chief Legal Officer and Secretary (contained in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (included in signature page)